Bylaw Amendment

Section 5.02 Elimination of Certain Liability of Directors and Officers. As provided for in the Certificate of Incorporation of the Corporation, no director or Officer (as defined below) of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or Officer, except for liability (i) for any breach of the director’s or Officer’s duty of loyalty to the Corporation or its stockholders, (ii) a director or Officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the DGCL, as the same exists or hereafter may be amended, ~~or~~ (iv) a director or Officer for any transaction from which the director or Officer derived an improper personal benefit or (v) an Officer in any action by or in the right of the Corporation. Any amendment, repeal or elimination of this Section 5.02 shall not affect its application with respect to an act or omission by a director or Officer occurring before such amendment, repeal or elimination. If the DGCL is amended hereafter to authorize the further elimination or limitation of liability of directors or Officers, then the liability of a director ~~of the Corporation, in addition to the limitation on personal liability provided herein, shall be~~ or Officer, as applicable, shall be eliminated or limited to the fullest extent ~~permitted by an amended DGCL. Any repeal or modification of~~ authorized by the DGCL, as so amended. All references in this Section 5.02 ~~by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification~~ to an “Officer” shall mean only a person who, at the time of an act or omission as to which liability is asserted, falls within the meaning of the term “officer,” as defined in Section 102(b)(7) of the DGCL.